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              [KEY CAPITAL CORPORATION LETTERHEAD]



                         March 12, 1999



Division of Corporation Finance
U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

      RE:  Key Capital Corporation
           Registration Statement on Form S-1
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           File No: 333-65445

Gentlemen:

Pursuant to Rule 477 and the authority granted by Rule 478(c) under the Securities Act of 1933, the undersigned agent for service named in the captioned filing hereby applies to withdraw the Registration Statement on Form S-1 filed by Key Capital Corporation (the "Registrant") on October 8, 1998, and Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1, filed by the Registrant on March 3, 1999. The Registrant believes that the withdrawal of this registration statement best serves the public interest at this time.

If you require additional information or have any questions you may contact me at (410) 363-7050.

                                Very truly yours,

                                /s/ David H. Wells, Jr.

                                David H. Wells, Jr.
                                Agent for Service